Exhibit 99.1
MEDTOX Scientific, Inc.
402 West County Road D
St. Paul, MN 55112
Contact: Paula Perry (877) 715-7236

MEDTOX SCIENTIFIC ANNOUNCES FIRST QUARTER RESULTS

ST. PAUL, April 14, 2010 – MEDTOX Scientific, Inc. (Nasdaq:MTOX) today announced results for the first quarter ended March 31, 2010. MEDTOX achieved a significant increase in new clinical laboratory business for the quarter ended March 31, 2010, and laboratory drugs-of-abuse testing showed a net positive increase in revenues for the first quarter of 2010, compared to the prior year quarter.  This was the first year-over-year same quarter increase in drugs-of-abuse testing in six quarters.

For the three-month period, revenues were $21.2 million, compared to $20.7 million for the prior-year period.  The Company recorded operating income of $0.1 million for the three-month period, compared to $0.9 million for the prior-year period.  The Company recorded net income of $0.1 million for the three-month period, compared to $0.4 million for the prior-year period.  Earnings per diluted share were $0.01, compared to $0.05 in the first quarter of 2009.

In our Laboratory Segment, revenues from drugs-of-abuse testing increased 4%, to $8.8 million, from $8.4 million in the prior-year period.  The increase is a result of more stable testing volumes from our existing workplace clients and an increase in revenues from new clients. Our clinical laboratory expansion initiated in 2008 continues to gain momentum with revenues increasing 28% to $6.9 million, compared to $5.4 million for the prior-year period. Clinical Trial Services (CTS) revenues decreased to $0.8 million for the quarter, compared to $2.3 million for the prior-year period. This decrease is consistent with both our expectations and with comments made in our year-end conference call. CTS testing activity in March and into early April has shown improvement. Scheduled activity for the second quarter indicates continued revenue improvement over the first quarter.    New account activity in the clinical laboratory for the quarter was encouraging and continues to strengthen our long term view of clinical laboratory diversification efforts.

In the Diagnostic Segment, revenues were up 3.2% for the quarter. This is also the first quarter over same quarter increase in six quarters.

Revenue increases in Drug Testing, Clinical Laboratory and Diagnostic Product Sales validate our strategy of adding to our sales group, expanding clinical laboratory capabilities, and continued pursuit of market share gains in the drugs-of-abuse testing market. Cash on hand at quarter end is at a record level and the Company has no long term debt.

MEDTOX will hold a teleconference to discuss 2010 first quarter results today at 9:30 a.m. Central Time (10:30 a.m. Eastern). The Company will discuss these results and other corporate matters. During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends.  The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.  To access the teleconference, dial (877) 874-1563 ten minutes before the scheduled start time today.  International callers may access the call by dialing (719) 325-4810.  Callers should ask for the MEDTOX quarterly conference call, hosted by Dick Braun, president and CEO of MEDTOX.  A simultaneous webcast of the conference call will be available on the MEDTOX website in the “investors” section under “webcasts” at www.medtox.com.  An audio replay of the conference call will be available through April 21 at (888) 203-1112, passcode # 3016243. International callers may access the replay at 719-457-0820 with the same passcode # 3016243.

MEDTOX Scientific, Inc., headquartered in St. Paul, Minn., is a provider of high quality specialized laboratory testing services and on-site/point-of-collection testing (POCT) devices. The company also supports customers with complete logistics, data and program management services. MEDTOX is a leader in providing esoteric laboratory testing services to hospitals and laboratories nationwide. This includes both central laboratory and bio-analytical testing for pharmaceutical clinical trials. MEDTOX develops and manufactures diagnostic devices for quick and economical on-site/point-of-collection analysis for drugs-of-abuse, therapeutic drugs and biological and agricultural toxins and provides employment drug screening and occupational health testing. For more information see www.medtox.com.

Note: Forward looking statements contained in this press release are made under the Private Securities Reform Act of 1995.  Forward-looking statements, including those relating to new business activity, market share, economic conditions, and momentum in our clinical laboratory business, are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements.  Actual results may differ due to a number of factors including a change in the employment pattern of client companies, the ability of MEDTOX to acquire new business and retain existing business, and changes in the competitive environment.  Further discussions of factors that may cause such results to differ are identified in the Company's 2009 Annual Report on Form 10-K and incorporated herein by reference.   You should take such factors into account when making investment decisions and are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  We undertake no obligation to update any forward-looking statements.

MEDTOX SCIENTIFIC, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended
	March 31, 2010	March 31, 2009
REVENUES:
Laboratory services:
Drugs-of-abuse testing services	$8,796	$8,446
Clinical & other laboratory services	6,890	5,397
Clinical trial services	833	2,315
Product sales	4,642	4,500
	21,161	20,658

COST OF REVENUES:
Cost of services	11,033	11,117
Cost of sales	2,028	1,898
	13,061	13,015

GROSS PROFIT	8,100	7,643

OPERATING EXPENSES:
Selling, general and administrative	7,433	6,221
Research and development	549	570
	7,982	6,791

INCOME FROM OPERATIONS	118	852

OTHER INCOME (EXPENSE):
Interest expense	(1)	(6)
Other income (expense)	5	(184)
	4	(190)

INCOME BEFORE INCOME TAX EXPENSE	122	662

INCOME TAX EXPENSE	(45)	(242)

NET INCOME	$77	$420

BASIC EARNINGS PER COMMON SHARE	$0.01	$0.05

DILUTED EARNINGS PER COMMON SHARE	$0.01	$0.05

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING:
Basic	8,632,574	8,496,350
Diluted	8,847,337	8,693,042

MEDTOX SCIENTIFIC, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31, 2010	December 31, 2009
ASSETS
Cash and cash equivalents	$4,448	$4,165
Accounts receivable, net	17,603	16,173
Inventories	3,597	3,593
Other current assets	5,084	5,032
Total current assets	30,732	28,963

Building, equipment and improvements, net	28,515	29,509

Other assets	17,176	17,645
Total assets	$76,423	$76,117

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$8,954	$9,115

Long-term obligations	5,381	5,570

Stockholders’ equity	62,088	61,432
Total liabilities and stockholders’ equity	$76,423	$76,117